News Release

VIAVI Announces Notice of Full Redemption
of Its 0.625% Senior Convertible Notes due 2033

San Jose, Calif., September 5, 2018 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) today announced that it has issued a notice of redemption for all $142,735,000 aggregate principal amount of its outstanding 0.625% Senior Convertible Notes Due 2033 (CUSIP No. 46612J AF8) (the “Notes”) on October 10, 2018 (the “Redemption Date”). The redemption price for the Notes is equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest until, but excluding, the Redemption Date.
VIAVI has instructed Wells Fargo Bank, National Association, as the trustee for the Notes, to distribute the notice of redemption to all registered holders of the Notes. Copies of the notice and additional information relating to the procedure for redemption may be obtained from Wells Fargo Bank, National Association by calling 1 (800) 344-5128.
Forward-Looking Statements
This press release contains forward-looking statements that relate to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include, without limitation, statements regarding the completion of the redemption. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) general market conditions, including market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) prevailing interest rates, (iv) VIAVI’s expectations regarding how the redemption will be financed and (v) the existence of alternative uses for VIAVI’s cash.
For more information on these and other risks affecting VIAVI’s business and any forward-looking statements, please refer to the “Risk Factors” section included in Part I, Item 1A of VIAVI’s Annual Report on Form 10-K for the year ended June 30, 2018, filed with the Securities and Exchange Commission (“SEC”) on August 28, 2018, and other reports filed from time to time with the SEC. The forward-looking statements contained in this news release are made as of the date hereof and VIAVI does not assume any obligation to update such statements.

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions to communications service providers, enterprises, network equipment manufacturers, civil, government, military and avionics customers, supported by a worldwide channel community including VIAVI Velocity Partners. We deliver end-to-end visibility across physical, virtual and hybrid networks, enabling customers to optimize connectivity, quality of experience and profitability. VIAVI is also a leader in high performance thin film optical coatings, providing light management solutions to anti-counterfeiting, consumer electronics, automotive, defense and instrumentation markets. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.

Investors Contact:    Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press Contact:    Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

VIAVI News Release

Source: VIAVI Financials